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                             EMPLOYMENT AGREEMENT

                  This agreement ("Agreement") by and between Group Long Distance, Inc., a Florida corporation (the "Company") and the employee named at the end of this Agreement (the "Employee") is made effective as of February 28, 1997.

                  In consideration of the mutual covenants herein contained, the parties agree as follows:

                  1.       Position and Responsibilities.

                  1.1 The Employee shall serve in the position and capacity identified on Exhibit A attached to this Agreement and shall perform the duties commensurate with such capacity for the Company and for any subsidiary or affiliate of the Company, if applicable. The Company shall also take all steps within the Company's control to cause the Employee to be a member of the Board of Directors of the Company. The Employee shall not be assigned any duties inconsistent with his position as identified on Exhibit A hereto.

                  1.2 During the term of this Agreement, the Employee agrees not to engage in the telecommunication business, either directly or indirectly, other than on behalf of the Employer and its affiliated companies without the written approval of the Board of Directors of the Employer. The term telecommunication business shall be deemed to include long distance business (national and international), mobile communications, beepers, local access communications and debit card or other prepaid calling services and other similar business. Further, during the period of employment, the Employee agrees not to undertake any outside business investment opportunity that may reasonably be deemed to conflict with the interests of



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the Employer or an usurpation of corporate opportunity for the Employer, without the written approval of the Board of Directors of the Employer.

                  2.       Employment Term.

                  2.1 The initial term of employment shall be for a period of two years, commencing with the effective date hereof, unless sooner terminated as provided in this Agreement. This Agreement shall be renewed annually for a term of one year unless the Company or the Employee gives notice to the other of termination at least 30 days prior to the expiration of the initial term, or any successive term, as the case may be. Each of the Employee and the Company at his or its sole discretion and without any reason, may elect not to renew this Agreement at the end of the initial term or any successive term.


                  2.2 Notwithstanding the provisions of paragraph 2.1 above, the Company shall have the right to terminate the Employee's employment for Cause (as defined in paragraph 2.3 below); provided, however, that the Employee shall not be deemed to have been terminated for Cause unless and until the Board of Directors at a meeting duly called and held for that purpose shall have determined that the Employee committed an act falling within the definition of Cause and specifying the basis for such determination.

                  2.3 For purposes of this Agreement, the term "Cause" shall mean the Employee's: (a) engagement in gross misconduct materially injurious to the Company; (b) knowing and willful neglect or refusal to attend to the material duties assigned to him by the Board of Directors of the Company, which is not cured within 30 days after written notice; (c) intentional misappropriation of property of the Company to the Employee's own use; (d) commission of an act of fraud or embezzlement; or (e) conviction for a crime (excluding minor traffic offenses).


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                  2.4 Any purported termination of the Employee's employment by the Company hereunder shall be communicated by a Notice of Termination to the Employee in accordance with paragraph 15. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provisions so indicated.

                  2.5 For purposes of this Agreement the date of termination shall be: (a) if this Agreement is terminated by the Company for Incapacity (as defined in paragraph 4.1 below), the date on which a Notice of Termination is given, (b) if the Employee's employment is terminated by the Company for any other reason (other than death), the date on which a Notice of Termination is given or (c) if the Employee terminates his employment for any reason, the date on which he gives the Company notice of such termination.

                  3.       Compensation.

                  3.1 The Company shall pay to the Employee for the services to be rendered by the Employee hereunder a salary for the initial term of employment under this Agreement at the rate per annum set forth on Exhibit B to this Agreement. The salary shall be payable in accordance with the Company's regular policies, but not less frequently than monthly. Such salary will be reviewed at least annually after the initial term and may be increased by the Board of Directors of the Company, based upon the recommendations of the Employee Compensation Committee of the Board of Directors.

                  3.2 The Employee may be entitled to a revenue and

profitability bonus during the initial term of employment under this Agreement at the rates set forth on Exhibit B to this Agreement. The Employee shall also be entitled to a subjective bonus as set forth on Exhibit


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B to this Agreement. A portion, subject to applicable laws and regulations, of these bonuses can be directed to a pension or profit sharing type plan at the discretion of the Employee.

                  3.3 The Employee shall be granted options to purchase shares of the Company's Common Stock as set forth under Exhibit B to this Agreement under the Company's stock option plan in accordance with the terms of such plan.

                  3.4 The Employee shall be entitled to participate in, and receive benefits from, any vacation, holiday, insurance, medical, disability, or other employee benefit plan of the Company which may be in effect at any time during the course of his employment by the Company and which shall be generally available to senior executives of the Company occupying positions of comparable status or responsibility. During the term hereof, the Company shall provide for the Employee's use a Company automobile and shall pay all maintenance and operating expenses related thereto, including, without limitation, depreciation and full risk insurance costs. In addition, the Company shall obtain comprehensive health and travel insurance for the Employee.

                  3.5 The Company agrees promptly to reimburse the Employee for all reasonable and necessary business expenses incurred by him on behalf of the Company in the course of his duties hereunder, which shall include providing the Employee with a vehicle and paying the expenses of maintenance, insurance and gasoline for such vehicle.

                  4.       Death; Incapacity.

                  4.1 If, during the Employment Term hereunder, because of illness or other incapacity, the Employee shall fail for a period of six (6) consecutive months ("Incapacity"), to render the services contemplated hereunder, then the Company, at its option, may terminate the Employment Term hereunder by notice to the Employee, effective on the giving of such notice;


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provided, however, that the Employee shall be entitled to continue to receive

60% of his salary hereunder for a two-year period of time from the Notice of Termination.

                  4.2 In the event of the death of the Employee during the Employment Term, the Employment Term hereunder shall terminate on the date of death of the Employee; provided, however, that the Employee (or his estate) shall be entitled to any benefits accrued under the Company's death, disability or other benefit plan and shall be entitled to receive a lump sum payment equal to his then annual salary.

                  5.  Severance Compensation Upon Termination of Employment.

                  5.1 If the Employee's employment with the Company shall be terminated (a) by the Company other than pursuant to paragraph 2.2 or paragraph 4, or (b) by the Employee for Good Reason (as defined in paragraph 5.2 below), then the Company shall:

                           (i)  pay to Employee as severance pay, payable at the
time of termination, either (a) an amount equal to half his then annual salary; or (b) if the Company terminates Employee's employment, or Employee terminates his employment with the Company, in connection with a Major Event (as defined in paragraph 5.3 below), an amount equal to the Employee's then annual salary; and

                           (ii) arrange to provide Employee, for a
twelve-month period (or such shorter period as Employee may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Employee is receiving immediately prior to the earlier of a Major Event, if any, or the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Company shall pay to the Employee in cash the annual amount paid by the Company for such benefits during the previous year of the Employee's employment.


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                  5.2 For purposes of this Agreement, the term "Good Reason"
shall mean any of the following:

                           (i)   a Major Event;

                           (ii)  the assignment to the Employee by the
Company of duties inconsistent with, or a substantial alteration in the nature or status of, Employee's responsibilities on the later of the date of this Agreement or on the last date on which such responsibilities are increased;

                           (iii) a reduction by the Company in the Employee's
base salary as in effect on the later of the date of this Agreement or the last date on which such base salary is increased;


                           (iv)  a relocation of the Company's principal
executive offices to a location outside the Fort Lauderdale, Florida area, or the relocation by the Company of the Employee to any place other than the principal executive offices of the Company, except for required travel by the Employee on the Company's business;

                           (v)   any material breach by the Company of any
material provision of this Agreement; provided, however, that the Employee shall give written notice to the Company which shall indicate those specific provisions in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination;

                           (vi)  any failure by the Company to obtain the
assumption of this Agreement by any successor or assign of the Company; or

                           (vii) any purported termination of the Employee's
employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements


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of paragraph 2.4 above, and for purposes of this Agreement, no such purported termination shall be effective.

                  5.3 For purposes of this Agreement, a "Major Event" shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (iii) proceedings or actions for the liquidation or dissolution of the Company are initiated by the Company; or (iv) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than persons who beneficially own more than 30% of the capital stock of the Company on a fully diluted and as converted basis outstanding as of the date hereof) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of 30% or more of the Company's outstanding capital stock on a fully diluted and as converted basis at such time; provided, however, that a "Major Event" shall not be deemed to have occurred solely by reason of the consummation of a firmly underwritten public offering by the Company of common stock registered under the Securities Act of 1933, as amended.


                  5.4 (a) The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in paragraph 5.1 above, shall the amount of any


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payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

                      (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Company, or other contract, plan or arrangement.

                  8.  Non-competition.

                  8.1 From and after the date hereof to and including the first
(1st) anniversary of the date of termination of this Agreement, the Employee shall not directly or indirectly become employed by any person, corporation, partnership or other entity which is primarily engaged in, the business of reselling long distance basic "1 plus" and "800" services, in each case in the Territory. The term "Territory" shall mean any county or city in which the Company then conducts its business. The Employee shall be deemed directly or indirectly to engage in a business if he participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Employee from investing in securities if such class of securities in which the investment is so made constitutes no more than 10% of the voting stock of any company's securities.

                  9. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by arbitration


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in accordance with the Commercial Arbitration Rules of the American Arbitration

Association then in effect. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration held pursuant to this Section 10 shall take place in Florida. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation or arbitration to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorney's fees and costs in such litigation or arbitration from the party or parties against whom enforcement was sought.

                  11. Successor to the Company. (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinabove defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                           (b)      This Agreement shall inure to the benefit of
and be enforceable by the Employee's personal and legal representatives, executors, administrators, heirs, distributees, devises and legatees. If the Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with


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the terms of this Agreement to the Employee's estate.  This Agreement shall not otherwise be assignable by the Employee.

                  12. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in paragraph 11 hereof.

                  13. Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

                  14. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                  15. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered personally or by facsimile transmission, sent by recognized overnight courier service, or mailed by registered or certified mail, addressed to the address set forth at the end of this Agreement, or to such changed address as such party may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt.


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                  16. Waivers.  If either party should waive any breach of
any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  17. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety any letter agreements or other writings by and among the Employee and the Company. This Agreement may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto.

                  18. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of Florida, without giving effect to principles of conflicts of law.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date set forth below, and the parties acknowledge that this Agreement memorializes their agreement since the effective date set forth below.


Group Long Distance, Inc.                            Employee

By:      /s/ Andrea Morey                            /s/ Gerald M. Dunne, Jr.
         ------------------------------              ------------------------
         Andrea Morey                                Gerald M. Dunne, Jr.

         Vice President-Administration
         and Secretary

         /s/ C. Shelton James
         ------------------------------
         C. Shelton James
         Director and Chairman of the
         Compensation Committee
         of the Board of Directors

Address for Notices:                                 Address for Notices:

1451 West Cypress Creek Road, Suite 200              3201 NW 107th Avenue
Fort Lauderdale, Florida  33309                      Coral Springs, FL 33065
Attn: Secretary


Execution Date:            March 14, 1997

Name of Employee:          Gerald M. Dunne, Jr.


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                                   EXHIBIT A


Job Description

President, Chief Executive Officer

Reports to:  Board of Directors

Supervises:                       Vice President
                                  Controller
                                  Managers

General Function:

To provide leadership, direction and guidance of company activity to insure the short and long term profitability of the Company; equitable treatment and development of employees; and the maintenance of the Company within the community.

Major duties and responsibilities:

1. Maintains control of the company marketing, personnel, operations and administration through the various department heads.

2. Provide direct guidance of personnel activities which effect the key management team, including marketing, salary, administration, management incentive, department performance objectives, to insure solid team efforts toward the attainment of Company goals.

3. To direct the development and implementation of operational policies which reflect and implement Company policies.

4.       To recommend expansion and acquisition of business opportunities.

5. To represent the Company and provide leadership in business associations and business activities.


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                                   EXHIBIT B

GERALD M. DUNNE, Jr.
President and Chief Executive Officer.

Annual Base Salary: $130,000 per year for the first year, $150,000 per year for the second year commencing on the first anniversary of the effective date hereof.

Revenue and Profitability Bonus: $65,000 per year for fiscal year 1997, $75,000 per year for fiscal year 1998, upon the Company's attainment of $24,000,000 in combined pre-tax revenues and $500,000 in combined pre-tax profits, payable in a lump sum minus the total of a biweekly draw of $1500 against the payment of such bonus. Said bonus shall be calculated at the conclusion of each fiscal year, in conjunction with the following formula:

                  Fiscal Year 1997:

                  Bonus = $65,000 X Revenue Factor (RF) X Profit Factor (PF) - Draw

                  Fiscal Year 1998:

                  Bonus = $75,000 X Revenue Factor (RF) X Profit Factor (PF) - Draw

                  RF = Actual Revenue (or 0 if less than $18,000,000)
                       $24,000,000

                  PF = Adjusted Profit Before Tax
                       $500,000

         Examples:

                  Fiscal Year 1997 Revenue = $26,000,000
                                   Profit  = $800,000

                                   Bonus   = $65,000 X 1.08 X 1.6 = $112,320
                                             - Draw


Subjective Bonus: In addition to the Revenue and Profitability Bonus, the
         Employee shall also be entitled to a Subjective Bonus. In the event that the Employee successfully recruits a Chief Financial Officer, he shall be entitled to a $5,000 bonus. Such bonus shall be payable in a lump sum on the first May 31 following the Employee's successful recruitment of the Chief Financial Officer.